                                                                                             EXHIBIT 11.1
                                                 QUANTUM CORPORATION

                                         COMPUTATION OF NET INCOME PER SHARE
                                        (In thousands except per share data)
                                                Three Months Ended                Six Months Ended
                                              Sept 28,         Sept 29,         Sept 28,         Sept 29,
                                                  1997             1996             1997             1996
                                          -------------    -------------    -------------    -------------
Primary
Weighted average number of common
   shares outstanding                         135,062          115,434          133,434          113,178
Incremental common shares attributable
   to outstanding options                      10,729            1,830            9,903            3,300
                                             --------         --------         --------         --------

Total shares                                  145,791          117,264          143,337          116,478
                                             ========         ========         ========         ========

Net income                                   $103,778         $  4,573         $200,292         $  8,416
                                             ========         ========         ========         ========

Net income per share                         $   0.71         $   0.04         $   1.40         $   0.07
                                             ========         ========         ========         ========

Fully Diluted
Weighted average number of common
   shares outstanding                         135,062          115,434          133,434          113,178
Incremental common shares attributable to:
   Outstanding options                         11,789            3,638           10,434            4,220
   6 3/8% convertible subordinated
     debentures                                  --             10,728             --             11,882
   5% convertible subordinated notes           21,626           21,626           21,626           21,626
   7% convertible subordinated notes            4,024             --              2,012             --
                                             --------         --------         --------         --------

Total shares                                  172,501          151,426          167,506          150,906
                                             ========         ========         ========         ========

Net income:
   Net income                                $103,778         $  4,573         $200,292         $  8,416
   Add interest on convertible debt,
     net of tax                                 3,767            2,741            5,577            5,682
                                             --------         --------         --------         --------

Adjusted net income                          $107,545         $  7,314         $205,869         $ 14,098
                                             ========         ========         ========         ========

Net income per share                         $   0.62         $   0.05         $   1.23         $    0.09 *
                                             ========         ========         ========         ========

* The primary net income per share is shown in the statements of income as both primary and fully diluted as the effect of the assumed conversion of the subordinated debt is anti-dilutive.

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